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                                                                     EXHIBIT 5.1



                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                                   SUITE 2200
                                CHICAGO, IL 60602
                                 (312) 269-8000

                                  June 1, 1999


General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606

          Re:  General Growth Properties, Inc.  Registration Statement on Form
               S-8

Ladies and Gentlemen:

          We are counsel to General Growth Properties, Inc., a Delaware corporation (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance from time to time by the Company of up to 500,000 shares of the Company's common stock, $.10 par value per share (the "Common Stock"), pursuant to the General Growth Properties, Inc. Employee Stock Purchase Plan (the "Plan").

          As such counsel, we have examined the Plan, the Company's Amended and Restated Certificate of Incorporation, as amended, the Amended By-Laws of the Company, the minute books of the Company and such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

          Based on the foregoing, we are of the opinion that:

                  1. The issuance from time to time by the Company of up to 500,000 shares of Common Stock pursuant to the Plan as described in the prospectus required to be delivered to participants in the Plan (the "Prospectus") has been duly and validly authorized by all necessary corporate action on the part of the Company.

                  2. When issued and paid for as described in the Prospectus and in accordance with the Plan, the 500,000 shares available for issuance under the Plan will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Interests of Named Experts and Counsel" in Item 5 of Part II of the Registration Statement.

          Please be advised that certain partners of, attorneys associated with and/or of counsel to our firm, and members of their families beneficially own equity securities of the Company or are trustees, stockholders, officers and/or directors of trusts or other entities that own equity securities of the Company or its affiliates. In addition, please note that Marshall E. Eisenberg, a partner of our firm, is the Secretary of the Company and certain of its affiliates.

          The opinions expressed above are limited to the laws of the State of Illinois, the federal laws of the United States and the General Corporation Law of the State of Delaware, and are limited to the specific legal matters expressly addressed herein.



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June 1, 1999
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No opinion is expressed with respect to the laws of any other jurisdiction or any legal matter not addressed herein. This opinion speaks only as of the date hereof and we undertake no obligation to update this opinion.

                                                    Very truly yours,

                                                    /s/ NEAL, GERBER & EISENBERG